Item 77(Q3)

Property Management Agreement

PROPERTY MANAGEMENT AGREEMENT dated as of December 5, 2012, (“Agreement”) between  SELF STORAGE GROUP II, LLC, a Delaware Limited Liability Company (“Owner”), and METRO STORAGE LLC, a Delaware Limited Liability Company (“Manager”).

Preliminary Statement

A.
The Owner owns, directly or through controlled affiliates, the self storage facility listed on Exhibit A attached hereto, as such Exhibit may be amended from time to time in accordance with the terms hereof (“Store”), and desires to retain Manager to manage the Store, on the terms set forth herein.

B.           Manager will provide such management services, on the terms set forth herein.

NOW, THEREFORE, Owner and Manager agree as follows:

1.	APPOINTMENT OF MANAGER.

Owner hereby appoints Manager as the exclusive manager for the Store, and Manager accepts such appointment, subject to the terms and conditions set forth in this Agreement.

2.	TERM.

This Agreement shall become effective upon execution and shall continue in effect for one (1) year (the “Initial Term”) unless the parties agree in writing to renew or extend said Initial Term.

3.	PROFESSIONAL MANAGEMENT SERVICES.

A.	General.

Manager’s basic services under this Agreement shall include the matters outlined in this Section 3.  In addition, at the request of Owner, Manager shall provide any of the additional services described in Section 7 hereof.  Manager shall use commercially reasonable efforts to manage, operate, maintain, repair and lease the Store on the terms and conditions set forth herein.  The Store shall be operated under the Metro Self Storage® name, and generally in accordance with Manager’s operating policies, procedures and practices, except as the parties specifically agree otherwise.

B.	Budget.

(1)
Budget and Business Plan Generally.  Not more than ten (10) business days following (a) the date of this Agreement, and (b) at least forty-five (45) days before the beginning of each fiscal year, Manager will prepare and submit to Owner an annual budget package explaining in detail the recommended business plan for the forthcoming fiscal year (or portion of such fiscal year if this Agreement commences during a fiscal year). The annual budget package shall contain:  revenue and expense assumptions; staffing plan overview, marketing program summaries, capital improvement recommendations, explanations for other key initiatives planned for the Store, and the resulting proposed budget for the Store for the following fiscal year.  Owner may, within a reasonable period of time, approve or make changes to such business plan in its sole discretion.

(2)
Disputed Budget.  If Owner recommends changes to the proposed budget and the parties are unable to agree upon a new budget, the prior Annual Budget shall continue in effect until a new budget is approved, with the following modifications: (i) all non controllable amounts, such as real estate taxes, insurance premiums, other taxes, employee benefit costs, or similar items (the “Non Controllable Expenses”), shall be budgeted at their actual amounts, and (ii) all other individual line-items of expense (other than Capital Expenditures) as set forth in the prior Annual Budget shall be increased by three percent.  The annual budget approved by Owner or the prior annual budget with the changes set forth in this Section 3B(2) is referred to herein as the “Annual Budget”.

(3)
Unbudgeted Expenditures.  The approval of Owner will be required for any unbudgeted expenditure that exceeds the greater of five percent (5%) of such individual line item of expenses and Five Hundred Dollars ($500), except that such approval shall not be required for payment of Non Controllable Expenses or for payments (the “Emergency Expenditures”) required to avoid suspension of any necessary services to the Store, or for repairs which are immediately required to be made for the preservation or safety of the Store or to avoid immediate danger to life or property.  In the event of Emergency Expenditures, Manager will inform Owner of any such expenditure as promptly as possible.

C.	Leasing and Tenants.

(1)
Leasing.  Manager will use commercially reasonable efforts to keep the Store rented by procuring tenants and negotiating and executing, on behalf of Owner, leases for space in the Store.  Such leases shall be on Manager’s standard form of lease utilized at the time the unit is rented, subject to prior approval of such form by Owner.  Exhibit B is an example of the current standard form of lease.

(2)
Rents and Other Charges.  Manager shall determine the rental rates and other amounts to be charged to tenants and other customers at the Store, including determining the necessity for and amount of security deposits, late fees, or other non-rental charges.

(3)
Advertising. Subject to prior approval by Owner in the Annual budget, Manager will advertise the availability of rental space in the Store by use of appropriate media communications, including placing ads in newspapers, displaying signs on the Store, yellow page telephone directory, website, web based presence including pay-per-click advertising or similar advertising, social internet and reputation management consistent with the Annual Budget and as reasonably determined by Manager.  All such advertising expenses (or Owner’s pro rata share to the extent such advertising is a Multi-Property Expense (as defined below)) shall be charged to Owner as an operating expense in accordance with the Annual Budget.

(4)
Lead Management.  Manager will include the Store in Manager’s proprietary Lead Management System -CONVERT™ provided however that if the System is upgraded or the Manager changes/purchases a new Lead Management/CRM system the Owner shall be responsible for its pro rata share of the cost of such upgrade or new system in accordance with Section 3D(6) and the Annual Budget.

(5)
Enforcement of Leases.  Manager shall comply with the obligations of Owner under the leases.  Manager shall use commercially reasonable efforts to collect all rent and amounts due from tenants on a timely basis.  Manager will serve tenants notice to vacate the Store when Manager deems such notices necessary.  Manager shall take all necessary and appropriate actions to enforce Owner’s rights under the leases. Subject to prior approval by Owner, Manager may, on Owner’s behalf, bring any legal action or proceeding to recover possession of leased space or rents and other charges due, and to compromise and settle such lawsuits; provided, however, that Manager shall not initiate any legal actions or proceedings in the name of Owner other than proceedings to recover possession of leased space, to cancel or terminate any lease, or to collect rents or other charges due.  Manager may, in Owner’s name, contract with third party collection agencies to assist Manager in collecting amounts due under the leases and in otherwise enforcing its rights under the leases.  All expenses incurred in connection with enforcing Owner’s rights under the leases shall be charged to Owner’s account as an operating expense in accordance with the Annual Budget.

(6)
Tenant Insurance.  For the benefit of Owner and the tenants, all tenants shall be required to show proof of insurance covering the contents of their unit(s). Manager will enable tenants to purchase insurance against damage to their possessions.  The Owner agrees to utilize the SBOA TI Insurance Program or other insurance company or program selected by Manager from whom the insurance is purchased by the tenants.  Owner acknowledges that Manager and/or an Affiliate of Manager may have a minority ownership interest in the insurer or in an entity which provides reinsurance to the insurer and may receive or share in related fees or premiums relating to such insurance sales.  Owner and Manager shall each receive 50% of the marketing and/or administrative fees received from the processing of tenant insurance policies.

D.	Operating and Maintenance.

(1)
General Maintenance.  Manager will, at Owner’s expense, cause the Store to be maintained and repaired substantially in accordance with the Annual Budget provisions of Section 3B, including security systems and cameras, HVAC systems, elevators, cleaning, painting, decorating, plumbing, carpentry, gate maintenance, computer systems repairs, grounds care, and such other regular maintenance and repair work as may be necessary, subject to any limitations imposed by Owner in addition to those contained herein.  In connection therewith, Manager shall make periodic visual inspections of the exterior and grounds of the Store to identify any needed repair or maintenance work.  Incident thereto, the following provisions will apply:

(a)
Manager may contract (in the name of Owner or Manager, as determined by Manager), employ, discharge, and pay on behalf of Owner all utilities, services, qualified independent contractors, including engineers, architects, consultants, or other qualified professionals necessary to be employed in, or necessary for the operation, maintenance, repair and management of the Store in accordance with the Annual Budget.  Manager shall discharge any employee, vendor, contractor or other qualified professional whose discharge is demanded in writing by Owner, except that Manager shall not be required to respect such demand if it is in violation of any written agreement or contract existing with respect to any such employee, vendor, contractor or other qualified professional or is in violation of law.

(b)
Manager is authorized to purchase all materials, equipment, tools, supplies, appliances, uniforms, computer hardware and software and services necessary for the operation, regular maintenance, repair and management of the Store in accordance with the Annual Budget. All repairs, installations, alterations, improvements and removals by Manager will be done in a good and workmanlike manner, in compliance with all applicable laws, rules, codes, restrictions and insurance requirements, and only after Manager has procured all required permits and approvals. No such work shall affect the structure of the building unless consented to in writing by Owner.

This Section 3D(1) shall not apply to capital improvement projects which are covered by Section 7A hereof.

(2)
Accounting Services.  Manager shall establish, supervise, direct and maintain the operation of an accounting system for the Store’s operations.  Manager may provide such services directly or arrange for any or all of such services to be provided by a third party, at Owner’s expense in accordance with the Annual Budget.  Manager shall provide, or cause to be provided, to Owner for each Store:  a monthly statement of operations, including an income statement (on a cash basis), an occupancy report, and copies of all bank statements together with reconciliation to such statements, within twenty-five (25) days after the end of each month.

(3)
Record Keeping.  Manager shall maintain at Manager’s home office or at the Store, as appropriate, original documents, including leases, office records, books, and accounts, including all reports filed pursuant to the provisions of this Agreement.  Manager shall provide to Owner as reasonably requested from time to time such information, and Owner shall have the right to audit Manager’s records, files, books and accounts for the Store at any time upon 24 hours advance notice.

(4)
Property Damage.  Manager shall investigate claims for damages relating to the Store, and shall cooperate with Owner or Owner’s insurance representative in fulfilling the requirements applicable to the loss or claim imposed under the insurance policy or policies covering the loss or claim; provided, however, that Section 7 shall be applicable if the estimated amount of the loss or claim shall be Fifteen Thousand Dollars ($15,000) or more.

(5)
Employees.  The full-time and part-time storage consultants and building engineers will be the employees of Manager or its Affiliates, and all expenses related to such employees, including but not limited to salary, vacation/sick pay, bonus, benefits, insurance coverage, recruiting and training costs and all amounts required to be paid under the FICA, FUTA, or any similar federal or state laws or regulations, and all withholding taxes, shall be paid from Owner’s funds as an operating expense.  Certain of the employee costs may be Multi-Property Expenses and will be allocated in accordance with Section 3D(6) below.  Manager agrees to keep and maintain all necessary payroll and employment records and make all necessary withholding and other required deductions from such employees’ salaries and wages as required by federal, state and local law. Manager will be solely responsible for making all deductions and withholdings from its employee's salaries and other compensation, and for the payment of all contributions, taxes and assessments and will comply with all other requirements of federal or state laws or regulations regarding conditions of employment including federal or state laws or regulations regarding minimum compensation, unemployment compensation, Social Security, overtime, hours of work and equal opportunities for employment.

(6)
Multi-Property Expenses.  Manager shall have the right, provided that it is included in the Annual Budget or other provisions of this Agreement, to include the Store in programs covering other Metro Self Storage® stores, such as group advertising, group purchasing, and similar matters, and to charge the Store for common expenses such as yellow page telephone directory advertising or other marketing and advertising costs including costs of marketing consultants, computer or technology consultants, legal costs, or similar matters affecting the Store and other properties owned or managed by Manager or its Affiliates (such programs and common expenses are collectively referred to herein as “Multi-Property Expenses”).  Owner shall pay its pro rata share of any Multi-Property Expenses in accordance with the allocation methodology set forth in Exhibit C or as otherwise allocated pursuant to the Annual Budget.  In the absence of any such allocation, the Owner’s pro rata share shall be calculated by multiplying the applicable amount by a fraction, the numerator of which shall be the number of rentable square feet contained in the Store and the denominator of which shall be the aggregate number of rentable square feet of all properties included in such Multi-Property Expense, or another method of allocation reasonably determined by Manager.

(7)	Tax and Related Filings. The preparation and filing of Owner’s income tax returns is the responsibility of Owner.

(8)
Tax Identification or Reporting Numbers.  Prior to Manager providing services to any Store under this Agreement, Owner shall provide Manager with all relevant tax identification and other required reporting numbers for the Store.  It shall be Owner’s responsibility to obtain any and all tax identification and/or reporting numbers as may be required by any governing agency having jurisdiction over Owner or the Store and to provide all such tax identification and/or reporting numbers to Manager.

(9)
Permits.  Owner to obtain all necessary business licenses and permits, at Owner’s expense, to operate the Store.  Owner shall be responsible for obtaining any certificates of occupancy or other construction or building permits related to the construction, development or expansion of a Store.

(10)
Policies.  Manager shall establish and maintain during the term of this Agreement policies and procedures for the efficient operation and management of the Store.  Such policies and procedures shall be consistent with those established for self-service storage projects similar to the Store.  Manager shall make all reasonable efforts to ensure that such policies and procedures are observed by its managers, employees and independent contractors.

(11)
Liens.  Manager shall pay when due all charges for labor and materials in connection with any work done by or for Manager or anyone claiming under Manager, subject to the funds being available in accordance with Section 3(E). After giving prompt notice to Owner, Manager shall take all necessary steps authorized in writing by Owner to prevent the creation of, and to remove, any claim for lien, unauthorized encumbrance or security interest which attaches to the Store or any portion thereof. Liens that arise from the actions of Owner are the sole responsibility of the Owner to address.

(12)
Notices.  Manager shall furnish to Owner as soon as practicable after receipt by Manager any and all legal, violation, issuance and other material notices received by Manager affecting or in connection with the Store, whether from a tenant, governmental agency, insurance body or other entity, and all notices from any lender claiming any default in any security covering the Store and any other notice from a lender not of a routine nature.

(13)
Legal Compliance.   Manager shall perform its obligations hereunder in a manner reasonably anticipated to comply with, and shall take all reasonable steps to cause the Store or any portion of the Store to comply in all material respects with, all known statutes, laws, rules, regulations, insurance and other requirements,  and ordinances of any federal, state, or local government and appropriate departments with jurisdiction over the Store (collectively, the “Requirements”); provided that Manager shall not be required to take any such actions unless Owner has made the necessary funds available. Manager shall regularly inspect the Store and its related buildings and grounds in order to comply with all Requirements and assure proper maintenance of the Store. Manager shall promptly notify Owner in writing of any violation delivered to Manager and shall obtain Owner’s prior written approval before authorizing any expenditure to correct a violation of any Requirement, unless in Manager’s reasonable opinion it is an Emergency Expenditure. Owner shall have the right to contest any alleged violation of any  Requirement.

(14)
Compliance With Loan Documents.   Manager shall have no obligation to review any mortgage loan or other financing documents of Owner or to ensure any compliance with the terms thereof.  However, the foregoing shall not reduce or otherwise affect Manager’s obligation to perform all of its duties under this Agreement in accordance with the terms of this Agreement.

E.	Collection and Disbursement of Revenue.

(1)
Collection of Store Revenue.  Manager will use commercially reasonable efforts to collect all revenues for the Store, in accordance with Manager’s reasonable judgment and normal business practices.  Manager, on behalf of Owner and at Owner’s expense, will conduct lien enforcement and liquidation auctions in accordance with applicable state self storage laws and Manager’s normal business practices.  Manager shall have no obligation to initiate or prosecute any legal proceedings to collect any rents or other amounts due.

(2)
Retail Store.  Manager will operate a retail sales area (the “Retail”) at the Store within the Store office for the retail sale of certain moving and storage related items.  Manager, shall be responsible for purchasing such merchandise at Owner’s cost.  Owner shall have the right to all net profits derived from the sales of such items.  Manager will adequately stock, staff and operate the Retail during all hours that the Store is open. The revenue and expenses associated with the Retail shall appear in the financial reports prepared by Manager for Owner. Revenue from Retail will be included in the Total Monthly Store Revenue calculation and Manager shall be entitled to Management Fee as set forth in Section 5(A) of this Agreement.

(3)
Store Operating Account.  Manager will establish and maintain, at a local bank designated by Manager, an operating account for the prompt deposit of all revenues collected (the “Store Operating Account”).  Manager shall be the sole signatory on the Store Operating Account. If Owner elects to be a signor on the Store Operating Account, then a Security Deposit will be  provided to Manager by Owner.  Manager will establish and maintain a separate account in Manager’s name for the security deposit of $18,000 (the “Security Deposit Account”)  .  Manager, as trustee for Owner, will be the sole signatory on the Security Deposit Account (“SDA”).  Manager shall give Owner five (5) days prior written notice of its intent to access the account.  Manager shall only use this account for the payment of operating expenses, as approved within the Budget, should the Store Operating Account become deficient.  Owner will be responsible to replenish the SDA to the original balance within five business days if any amounts are withdrawn from the SDA.

(4)
Disbursements from Store Operating Account.  Provided adequate funds are available, Manager will disburse, or have disbursed, regularly and punctually, any and all payments that Manager must make to discharge Manager’s responsibilities and duties incurred under this Agreement, including Owner’s pro rata share of Multi-Property Expenses, and to make payment to itself of compensation and reimbursements in accordance with this Agreement.  Owner acknowledges that funds may be temporarily transferred from the Store Operating Account to an account of Manager to facilitate payment of operating expenses.  Funds transferred to Manager’s disbursement and payroll bank accounts from the Store Operating Account are subject to normal and customary bank delays in checks clearing these accounts.  Any immaterial benefit Manager may accrue in either interest income or reduced account maintenance charges will be solely for the benefit of Manager.  Disbursements from the Store Operating Account for payments in excess of five thousand dollars ($5,000) shall require two authorized signatories of Manager.  In addition, Manager shall pay the following amounts from the Store Operating Account if directed in writing by Owner and informed of the applicable amounts to be paid:

(a)	Any monthly payment required to be made by Owner to lenders with respect to the Store.

(b)	Real estate tax payments for the Store.

(c)	Fire and other hazards insurance premiums.

If Owner does not direct Manager to make the disbursements on Owner’s behalf for the items set forth above, it shall be Owner’s responsibility to pay such amounts directly.  If Owner directs Manager to pay such amounts from the Store Operating Account, Manager shall accrue such amounts in the Store Operating Account as Manager shall reasonably determine to be necessary to pay such amounts when they become due.

(5)
Minimum Balance.  A minimum balance equal to (i) the two (2) month’s average budgeted operating expenses, plus (ii) the accrued portions of the amounts of any of the direct pay items that Owner has requested Manager pay from the Store Operating Account pursuant to Section 3E(3)(a)-(c), plus (iii) any planned capital expenditures in the following month pursuant to the Annual Budget (collectively, such amount, the “Minimum Balance”), shall be maintained in the Store Operating Account at all times.  In the event that the balance in the Store Operating Account is at any time insufficient to pay expenses or to maintain such Minimum Balance, Manager shall inform Owner of that fact and Owner shall then remit to Manager sufficient funds to cover the deficiency.  In no event shall Manager be required to use its own funds to pay such disbursements.

(6)
Disbursement to Owner.  Manager shall, monthly, no later than the twenty-fifth (25th) day of each month, disburse to Owner all funds in the Store Operating Account in excess of those necessary to pay all expenses and to maintain the Minimum Balance.

F.	Owner’s Right to Inspect

Owner, or Owner’s authorized representative, shall have the right at any reasonable time (at Owner’s expense) to inspect the records kept by Manager pertaining to the Store including, but not limited to, all checks, bills, invoices, statements, cash receipts, correspondence, and all other records dealing with the management of the Store. Owner or its authorized representative shall also have the right at any reasonable time to inspect the Store.

G.	Cooperation

Manager shall consult with Owner at Owner’s request and to the extent necessary or appropriate to enable Manager to perform its duties and obligations hereunder.  Manager shall conduct quarterly meetings between Owner and Manager or appropriate to enable Manager to perform its duties and obligations hereunder or as requested by Owner.  Each party shall cooperate fully in all matters relating to the management, operation, maintenance, repair and leasing of the Store and the defense of any claim, action or proceeding relating thereto or to this Agreement, and Manager shall promptly respond to all reasonable requests for information by Owner.

4.	INSURANCE COVERAGE

.

A.	Owner’s Insurance

Owner shall maintain in full force and effect with respect to the Store and any personal property of Owner located at the Store and used in connection therewith, insurance policies satisfactory to Owner and Manager issued by insurance companies, which have an A.M. Best General Policyholder’s Service rating of not less than “A-VII” (or as otherwise approved by Owner and Manager) which are licensed, or approved to do business, in the state in which the Store is located and which are otherwise satisfactory to Owner.  Although Manager shall cooperate in connection with obtaining insurance for Owner, liability with respect to any replacement cost estimates, underinsurance, lack of coverage, errors or omissions in applications, failure to comply with terms of any loan documents or otherwise, shall be Owner’s, it being Owner’s sole responsibility to ensure that Owner is adequately insured.  Owner shall at all times carry the following coverages, as well as any other coverages as may be required by the terms and provisions of any financing documents and any other coverages desired by Owner:

(1)
All Risk property damage insurance including fire, flood, sprinkler leakage, water damage and earthquake, if applicable and available at commercially reasonable rates, in an amount and with an agreed amount endorsement sufficient to prevent Owner from becoming a co-insurer in any loss under the policy or equal to the replacement cost of the Store, the lesser of the two, and a deductible approved by Owner.  The policies of insurance carried in accordance with this Section shall contain (i) a replacement cost endorsement without deduction for depreciation or obsolescence and (ii) a waiver of subrogation clause (including against Manager), all in form satisfactory to Owner and Manager.

(2)	Business Interruption Insurance, if applicable, on an eighty percent (80%) Gross Earnings Form, with a minimum twelve (12) month indemnity period and including ordinary payroll coverages.

(3)
Commercial General and Excess Liability Insurance, written on an occurrence basis, including the coverages set forth on Exhibit D Part I, attached hereto in the amounts set forth thereon and in compliance with the terms thereof with a combined single limit for any one occurrence of Three Million Dollars ($3,000,000) or such higher limit as Owner may from time to time request.  Such requirement may be satisfied by a layering of Commercial General Liability, Umbrella and Excess Liability policies but in no event will the liability insurance be written for an amount less than Three Million Dollars ($3,000,000) combined single limit for bodily injury or property damage liability.

(4)
During the course of any construction or repair of improvements or during the course of any material restoration at the Store, Builder’s Risk Insurance on a completed value basis and on a non-reporting form against “all risks of physical loss,” including flood (if available at commercially reasonable rates at Owner’s sole discretion), earthquake (if available at commercially reasonable rates), collapse and transit coverage (if available at commercially reasonable rates), during such period of construction or restoration with deductibles satisfactory to Owner, covering the replacement cost value of work performed and the equipment, supplies and materials furnished (unless such equipment, supplies and materials are required to be insured by contractors or vendors) and rent loss insurance for a period not less than twelve (12) months in an amount satisfactory to Owner and Manager.  Such policy of insurance shall contain a “permission to occupy upon completion of work or occupancy” endorsement, a waiver of coinsurance or an agreed amount endorsement and an agreement by the insurer that following a loss, the insurer will pay to the insured (i) the full value of the loss (less the deductible) provided Owner is required to or elects to rebuild or (ii) the actual cash value of the loss in the event Owner is not required to or does not elect to rebuild.  Such policy of insurance shall contain a waiver of subrogation clause (including against Manager).

(5)	Customer goods legal liability insurance and sale and disposal liability insurance, each in an amount not less than One Million Dollars ($1,000,000).

(6)	Environmental liability insurance in an amount not less than One Million Dollars ($1,000,000) with respect to clean up costs caused by tenants.

(7)
Such other insurance with respect to the Store, in such amounts as Owner (or any lender in connection with a financing) from time to time may require against such other insurable hazards which at the time are commonly insured against in respect of property similar to the Store.

Manager shall submit all insurance policies it obtains on behalf of Owner pursuant to this Section 4.A. for Owner’s review and approval.  Manager shall be named as a named insured in all liability insurance policies.  All premiums for such policies shall be the responsibility of Owner.

B.	Manager’s Insurance.

(1)
Manager shall at all times maintain in accordance with the terms of Exhibit C Part II, on its behalf and at its own cost, (a) commercial general liability with a broad form contractual liability endorsement against claims for personal injury, death and/or property damage occurring in or about the Store and Errors and Omission and Director’s and Officer’s Insurance, as well as employer’s liability insurance as set forth on Exhibit C Part II ).  Such policy of commercial general liability shall name Owner as an additional insured.  Manager shall at all times also maintain in accordance with the terms of Exhibit C Part II, (a) Worker’s comprehensive/Employer’s liability insurance, (b) crime insurance, and (c) employment practices insurance coverage over employees who work at the store and for activities that occur at the store, all at Owner’s expense as an allocated Multi-Property Expense.

(2)
In addition, Manager shall use commercially reasonable efforts to cause Owner to be named as an additional insured on crime, fiduciary and forefront (employment practices liability) insurance at Owner’s expense (or, if such amounts cannot be separately allocated, as a Multi-Property Expense).

(3)
Manager may effect any coverage required under this Section 4 under a blanket insurance policy satisfactory to Owner, provided that (i) any such policy of blanket insurance either shall specify therein, or the insurer under such policy shall certify to Owner, (A) the maximum amount of the total insurance afforded by the blanket policy allocated to the Store and (B) any sub-limits in such blanket policy applicable to the Store, which amounts shall not be less than the amounts required pursuant to this Section 4; (ii) any such policy of blanket insurance shall comply in all respects with the other provisions of this Section 4; and (iii) the protection afforded under any policy of blanket insurance hereunder shall be no less than that which would have been afforded under a separate policy or policies relating only to the Store.  Manager shall be reimbursed by Owner as an operating expense an allocable portion of the insurance premiums attributable to the Store for the following policies of insurance held by Manager pursuant to this Section 4.B:  worker’s compensation; fiduciary liability; employment practice; crime; and the excess umbrella policy relating to the foregoing.

C.	Certificate of Insurance.

Each party shall, upon request, provide to the other party certificates of insurance and such other information with respect to the insurance carried by such party as may be reasonably requested.

D.	Subcontracted Work.

If any work under this Agreement is subcontracted, then Manager shall use commercially reasonable efforts to include in each subcontract a provision that the subcontractor shall carry (i) workers’ compensation insurance in accordance with the laws of the State in which the Store is located; (ii) employer’s liability insurance applicable to and covering all persons engaged in the performance of any work required under this Agreement, with limits of liability acceptable to Owner; and (iii) commercial general liability insurance, with no exclusions for bodily injury to any employee of any contractor or subcontractor, and with combined limits of liability acceptable to Owner for bodily injury, property damage, and personal injury.  Manager shall use commercially reasonable efforts to ensure that all such contracts state that the coverage carried is primary and non-contributory with respect to any other policies carried by Owner and shall name Owner and Manager as additional named insureds.

E.
All insurance maintained under this Section 4 shall provide that (i) no cancellation or reduction thereof shall be effective until at least thirty (30) days after receipt by Owner and Manager of written notice thereof; and (ii)  all losses shall be payable notwithstanding any act or negligence of Manager or any tenant or their partners, directors, officers, employees or agents which might, absent such agreement, result in a reduction of all or part of such insurance payment and notwithstanding (a) the occupation or use of the Store for purposes more hazardous than permitted by the terms of such policy, or (b) any foreclosure or other action or proceeding taken pursuant to the provision of any mortgage with respect to the Store or (c) any change in title or ownership of the Store.  Each of Owner and Manager shall provide immediate notice to the other of the cancellation or non-renewal of, or material change to, any of the insurance policies required to be maintained under this Section 4.

5.	COMPENSATION.

A.	Management Fee.

In consideration for the services to be rendered to Owner by Manager under this Agreement, Owner shall pay Manager a monthly management fee ( “Management Fee”) equal to the greater of $2,500.00 OR six percent (6%) of Total Monthly Store Revenue.  “Total Monthly Store Revenue” shall mean gross rental charges from the rental of storage units, delinquency or administrative charges, rent or commissions from cell tower leases, billboard leases, revenue from merchandise sales, and other fees charged by the Store, excluding marketing and/or administrative fees received in connection with processing of tenant insurance policies (which are shared between Manager and Owner as described in Section 3C(6)).  The Management Fee shall be due and payable for each month (or partial month, in the event of the first and last months of the term) at the beginning of each month for the prior month’s fee no later than the third day of the month.  If the Total Monthly Store Revenue has not been finally determined as of the third (3rd) day of the following month, the monthly Management Fee shall be based on Manager’s reasonable estimation of such month’s Total Monthly Store Revenue with a final true up, if appropriate, in the subsequent month.

6.	REIMBURSABLE EXPENSES.

A.	Out-Of-Pocket Expenses.

Owner shall reimburse Manager for all actual out of pocket expenses incurred and paid by Manager in connection with the management, maintenance, repair and operation of the Store, in each case in accordance with the Annual Budget provisions in Section 3B and the provisions of Section 3B(2).  Such expenses shall not include (except as specifically provided herein, or in the Exhibits attached hereto); (i) the Manager’s central office overhead or other central office general, administrative personnel or other general expenses (provided that Manager shall be reimbursed for copies, scanning, postage and other items that relate directly to the management of the Store, as opposed to operation of Manager’s business generally); (ii) the costs of providing the reports and documents to be provided pursuant to the provisions hereof, and; (iii) costs and expenses (including overhead) attributable to services rendered by offsite personnel of the Manager or its Affiliates in connection with the management, leasing and operation of the Store, except to the extent such services are expressly set forth in the Annual Budget and are in accordance with the Annual Budget compliance provisions in Section 3B and the provisions of Section 3B(2). The Manager will be reimbursed by Owner for reasonable travel expenses incurred by Manager to visit such Store in accordance with Manager’s Standard Travel Policy as set forth in Exhibit E.

B.
Expenses Paid by Manager.  In the event Manager shall advance out of its own funds any amounts that are the responsibility of Owner hereunder, Manager shall have the right to reimburse itself out of the Store Operating Account for any such advances, and if funds are not available therefore Owner shall reimburse Manager upon demand for such advances.  Manager is not obligated to advance any funds on behalf of Owner.

7.	ADDITIONAL SERVICES.

At the request of Owner in writing to Manager and Manager’s acceptance of request, Manager can provide other related services not provided for under this Agreement, including those listed below, for additional compensation upon the terms specified below or if not specified determined by Manager’s then current hourly billing rates, which are set forth on Exhibit F and which are subject to change upon notice to Owner.

A.	Construction Consulting or Construction Management Services.

Manager shall provide construction consulting or construction management services for capital expenditures and any extraordinary repairs and maintenance estimated to cost in excess of Two Thousand Five Hundred Dollars ($2,500) (collectively “Capital Expenditures”), for a construction management fee equal to ten percent (10%) of the total cost of construction (including so-called “soft costs”) for such project.  In the event that Owner authorizes any construction project, under the Annual Budget or separately, and subsequently directs Manager not to proceed with such project, Owner shall compensate Manager for time (in accordance with Exhibit F) and expenses incurred by Manager prior to Manager being notified of the decision to not proceed with such project.

B.
Real Estate Tax Services.  Manager will provide real estate tax management services (including processing any necessary appeals).  Owner shall remain responsible for paying all real estate tax protest expenses in addition to the fee paid to Manager.

B.	Lawsuits.

Although Manager has the authority, under this Agreement, to bring lawsuits on behalf of Owner in connection with the operation of the Store, the parties acknowledge that in the normal course of business except as expressly provided for herein, Manager will not initiate a lawsuit unless directed to do so by Owner.  In such event, or if Owner is sued (including condemnation actions) and desires Manager’s assistance in connection with such matter, Manager will provide such services as shall be requested by Owner.

C.	Cell Tower and Billboard Leases.

Manager will consult with and advise Owner in connection with respect to other revenue enhancing sources for the Store, including any potential cell tower leases, billboard leases, or similar developments at the Store.

D.	Claims.

In the event of a loss related to the Store under any of the insurance policies described in Section 4A, Manager shall, if requested by Owner promptly file a claim on behalf of Owner (and Manager if such party is also an insured) and diligently monitor such claim on behalf of such insured party and cooperate fully with any appointed representatives, consultants and adjusters retained by or on behalf of the insurer.

E.	Other.

Manager or Affiliates of Manager may provide such other services to Owner as the parties may agree from time to time including, but not limited to, the Manager’s involvement in establishing and managing any Lender imposed lockbox or other cash management requirements and analysis requested by Owner or Lender that are not typically found in the normal course of operating a self storage facility.

8.	NAME.

The Store shall be operated under the Metro Self Storage® name.  The name Metro Self Storage® is a registered U.S. trademark, and such name and any related trademarks, service marks, slogans or designs (collectively, the “Metro Marks”) may be used by Owner on a non-exclusive basis in connection with the operation of the Store, subject to such rules and standards as Manager may impose.  The Metro Marks and all associated goodwill shall remain the property of Manager, and Manager will retain the unrestricted right to use of the Metro Marks in the management and operation of other self-storage facilities or otherwise, both during the period hereunder and thereafter.  Upon the termination of this Agreement, (i) all rights of Owner to use the Metro Marks shall terminate, and (ii) Owner shall, within sixty (60) days, remove any signs bearing any Metro Marks and shall not use any forms or other documents that include a Metro Mark, and will not use any Metro Marks in any advertising or other public display.  If Owner fails to comply with this Section 8 within such sixty (60) day period, Owner shall pay Manager liquidated damages equal to Fifty Thousand Dollars ($50,000)  plus One Thousand Dollars ($1,000) per day until Owner complies with this Section 8, including completion of removal of all such signs.  If Owner contracts to sell the Store, Owner shall use best efforts to include in the purchase and sale agreement for the sale of the Store a provision whereby the buyer agrees to abide by the cessation and removal requirements of this Section.  Manager makes no representation or warranty that it has any right against third parties to use, or to authorize others to use, such name and any related trademarks, service marks, slogans or designs.

9.	ASSIGNMENT.

Neither this Agreement nor any right hereunder shall be assignable by Owner unless approved in writing by Manager.  Subject to prior written approval from Owner and such approval shall not be unreasonably withheld, Manager may assign this Agreement to any Affiliate, provided such assignee agrees in writing to assume all obligations of Manager hereunder.  For purposes of this Agreement, an “Affiliate” shall mean any entity which is under common control with, controlled by or controls Manager.  The term “control” means the possession directly or indirectly of the power to direct the management and policies of any such entity, whether through the ownership of voting securities, by contract or otherwise. Manager retains the right to delegate performance of any portion, or all, of its duties hereunder by one or more third parties, provided that Manager shall thereby not be released from its liabilities hereunder.

10.	TERMINATION.

A.	Without Cause.

Either party may terminate the Agreement without cost or penalty on ninety (90) days prior written notice to the other party.

B.	For Cause.

Except as hereinafter provided, either party can terminate this Agreement upon thirty (30) days prior written notice following a material default by the other party, which default is not cured within such thirty (30) day period.  Material default is defined as any of the following events or conditions:  (i) failure to pay any amount due hereunder to the other party on the date such becomes due and payable pursuant hereto;  (ii) either party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidation, custodian or other similar official of all or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; (iii) if any involuntary case or other proceeding shall be commenced against the other party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or (iv) breach or failure to perform by such party of any material term or covenant contained in this Agreement.

C.	Failure to Maintain Minimum Balance or Fund Multi-Property Expenses.

Manager may terminate this Agreement if Owner fails to respond to Manager’s notice of shortfall to maintain the Minimum Balance in the Store Operating Account or if Owner fails to fund the Store’s share of Multi-Property Expenses to the Store Operating Account within five (5) days from receipt of notice from Manager to do so.

11.	EFFECT OF TERMINATION.

On termination of this Agreement:

A.	Return of Owner’s Property.

Provided the Owner is in compliance with all of its obligations under this Agreement, all records in the possession of Manager pertaining to the operation of the Store, together with all supplies or other items of property owned by the Store and in Manager’s possession, shall, within ten (10) days following Owner’s request, be delivered to Owner.

B.	Return of Manager’s Property.

Owner shall return to Manager, within ten (10) days following the termination of this Agreement, all items owned by Manager, including without limitation all copies of Manager’s operating procedures or handbooks, all leases and other forms including any Metro Marks and all proprietary software owned or licensed to Manager.

C.	Expenses.

Manager’s right to compensation shall cease but Manager shall be entitled to be compensated for services rendered hereunder prior to the effective date of termination.  Manager shall have a right to retain a reasonable amount (not less than the Minimum Balance) of funds from the Store Operating Account to cover any unpaid operating expenses related to the period prior to termination and Owner’s obligations under this Agreement (including those in Section 10 hereof), provided that Manager shall use commercially reasonable efforts to pay any unpaid operating expenses from Owner funds related to the period prior to termination and Owner’s obligations under this Agreement (including those in Section 10 hereof) as promptly as possible after termination, and return any excess funds to Owner.

D.	Termination of Agency.

The agency hereby created shall immediately cease, and Manager shall have no further right and authority to act for, or duties of any kind to Owner.

12.	REPRESENTATIVES.

A.
Whenever any consent, approval or other action of Owner is required or permitted hereunder, such consent, approval or other action shall be effective if given or taken by Mark Winmill, Robert Mathers, Thomas O’Malley, or John Ramirez.  Owner may change such representative at any time by notice to Manager pursuant to Section 14 hereof.

B.
Whenever any consent, approval or other action of Manager is required or permitted hereunder, such consent, approval or other action shall be effective if given or taken by Martin Gallagher or Brian Blankenship.  Manager may change such representative at any time by notice to Owner pursuant to Section 14 hereof.

13.	REPRESENTATIONS AND WARRANTIES.

A.
Manager represents and warrants to Owner that: (i) Manager is a limited liability company, duly organized an validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement; (ii) the execution, delivery and performance by Manager of this Agreement are within its power, have been authorized by all necessary corporate action and do not contravene any provision of its by-laws or articles of incorporation; (iii) this Agreement has been duly executed and delivered by Manager; (iv) this Agreement is a valid and binding obligation of, Manager; (v) the execution, delivery and performance by Manager of this Agreement do not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other evidence of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, or any other material agreement or contract by which Manager, or its activities is bound or any applicable law or order, rule or regulation of any court or governmental authority having jurisdiction over Manager, its activities; and (vii) no order, permission, consent, approval, license (other than those already held by Manager), authorization, registration or filing by or with a any governmental authority having jurisdiction over Manager, its activities is required for the execution, delivery or performance by Manager of this Agreement.

B.
Owner represents and warrants to Manager that; (i) Owner is a  Limited Liability Company or entity as designated by Owner, duly organized and validly existing and in good standing under the laws of the State of Delaware, or State in which the entity is not an alien has all requisite power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under this Agreement; (ii) the execution, delivery and performance by Owner of this Agreement are within its power, have been authorized by all necessary partnership action and do not contravene any provision of its partnership agreement or certificate of limited partnership; (iii) this Agreement has been duly executed and delivered by Owner; (iv) this Agreement is a valid and binding obligation of Owner; (v) the execution, delivery and performance by Owner of this Agreement do not conflict with or result in a breach of any of the provisions of, or constitute a default under, any bond, note or other evidence of indebtedness, indenture, mortgage, deed of trust, loan agreement or similar instrument, or any other material agreement or contract by which Owner, or its activities or the Store is bound or any applicable law or order, rule or regulation of any court or governmental authority having jurisdiction over Owner, its activities or the Store; and (vi) no order, permission, consent, approval, license (other than those already held by Owner), authorization, registration or filing by or with any governmental authority having jurisdiction over Owner, its activities or the Store is required for the execution, delivery or performance by Owner of this Agreement.

14.	MAILING AND NOTICE REQUIREMENTS.

All notices and periodic statements required under this Agreement shall be in writing; and (i) all notices shall be delivered by certified mail, postage prepaid, return receipt requested, United States Express Mail, or by next business day delivery via Federal Express or any other national overnight express delivery service (in each case, postage or delivery charges paid); and (ii) all other communications, including periodic statements may be delivered by regular United States mail, facsimile, e-mail or delivered in person.  Facsimile and e-mail communications shall be deemed in writing, and all notices shall be deemed effective upon confirmation of receipt.  Notices and periodic statements shall be addressed as follows:

Owner:                                                  SELF STORAGE GROUP II, LLC
Attn:                      Mark C. Winmill
11 Hanover Square
New York, NY 10005
Telephone:	917-710-6357
E-mail:	mwinmill@globalincomefund.net
towerhill1@aol.com

Manager:
Metro Storage LLC
13528 Boulton Boulevard
Lake Forest, IL 60045
Attn:	Martin J. Gallagher
Brian D. Blankenship

Telephone:	(847) 235-8911 (MJG)
(847) 235-8912 (BDB)
Facsimile:	(847) 235-8902
E-mail:	mgallagher@metrostorage.com
bblankenship@metrostorage.com

A party may change its address for notice by giving notice of such change to the other party.

15.	WAIVER.

No consent or waiver, express or implied, by either Owner or Manager to or of any breach or default by the other party in the performance by the other party of its obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any breach or default in the performance by the other party of the same or any other obligation of that party under this Agreement.

16.	ENTIRE AGREEMENT.

This Agreement, including the Exhibits attached hereto, constitutes the entire agreement between Owner and Manager with respect to the subject matter hereof.  No modification or amendment of this Agreement shall be effective unless contained in a writing signed by both parties.

17.	SEVERABILITY.

The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the remainder of this Agreement, or any part thereof.

18.	RELATIONSHIP BETWEEN PARTIES.

In performing its obligations hereunder, Manager, its employees and affiliates shall be independent contractors and not employees or agents of Owner, except that Manager shall be the agent of Owner solely to perform Manager’s obligations as set forth in this Agreement.  The parties do not intend and nothing contained herein shall be deemed to create a partnership, co-tenancy, or joint venture of any kind.

19.	NO REPRESENTATIONS OR WARRANTIES REGARDING FINANCIAL PERFORMANCE.

Except as expressly set forth in this Agreement, Manager makes no warranties, representations or promises of any kind, express or implied, that the Store will be profitable or achieve any particular level of financial performance.  OWNER ACKNOWLEDGES THAT ANY BUDGET OR OTHER FORWARD-LOOKING MATERIALS THAT MANAGER MAY PREPARE FOR THE OWNER UNDER THIS AGREEMENT WILL BE BASED ON ASSUMPTIONS AND PROJECTIONS AND SHALL REFLECT ONLY MANAGER’S PROFESSIONAL JUDGMENT WITH RESPECT TO THE FACTS KNOWN TO MANAGER, THAT ACTUAL RESULTS MAY VARY MATERIALLY AND THAT MANAGER SHALL NOT BE DEEMED TO HAVE GUARANTEED OR WARRANTED ANY SUCH RESULTS OR ANY RESULTS.

20.	NOTICE OF CERTAIN DEVELOPMENTS; PUBLICITY

.  Owner shall timely inform Manager of any proposed changes with respect to Owner or the Store that might impact the operation of the Store or Manager’s services hereunder, including any proposed sale of the Store or other entity that owns the Store, any planned filing under the bankruptcy or reorganization laws, or similar events.  Manager and Owner agree that the terms of this Agreement, the identity of Owner, and all information made available by one party to the other or in any way relating to the other party’s interest in this Agreement shall be maintained in confidence, and no disclosure of such information will be made, except to such prospective tenants, attorneys, accountants, investment advisors, brokers and others as are reasonably required to perform their respective rights and obligations hereunder.  Manager and Owner further agree that, except as required by applicable law, neither party without the written consent of the other shall disclose or authorize the disclosure of the terms of this Agreement or any instruments, documents, or assignments delivered in connection with this Agreement, any information about the Store or the identity of the other party to this Agreement in any public statement, news release, or other announcement or publication.

21.	SURVEY.

Owner shall provide Manager with a copy of the most recent survey (or if available, building plans) for the Store.

22.	INTERPRETATIVE PROVISIONS.

At all times this Agreement will inure to the benefit the parties and their respective successors and assigns, and shall constitute a binding obligation on the parties and their respective successors and assigns.  This Agreement and any attachments, if any, constitutes the entire agreement between Owner and Manager with respect to the management and operation of the Store, and no change will be valid unless made by supplemental written agreement, executed and approved by both of the parties hereto.  The parties acknowledge and agree that the paragraph and section headings are for descriptive purposes only and will have no legal force and effect.

23.	GOVERNING LAW; JURISDICTION; VENUE; ATTORNEYS FEES.

This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.  The parties hereby irrevocably consent and agree that any action or proceeding arising out of this Agreement may be instituted in the state or federal courts located in Chicago, Illinois, and hereby irrevocably waive any objection that either of them may have or hereafter may have to the venue of any such action or proceeding, and irrevocably submits to the jurisdiction of such court in any action or proceeding.  In the event of a dispute under this Agreement, the losing party shall pay the prevailing party’s costs and expenses, including legal fees.

24.	COUNTERPARTS.

If this Agreement is executed in counterparts, each shall constitute a complete original Agreement that may be introduced in evidence or used for any other purpose without production of any of the other counterparts.

25.
INDEMNITY. Subject to the subrogation waiver provisions of this Agreement, Owner and Manager shall protect, defend, save harmless and indemnify each other from and against any and all losses, claims, liabilities, injuries, expenses (including but not limited to legal fees), lawsuits and damages of whatever nature to the extent caused by or resulting from any act or omission or Manager or Owner constituting gross negligence, willful misconduct, fraud or a breach of this Agreement. Without limiting the generality of the foregoing, Manager will defend, indemnify and hold Owner harmless from and against any and all losses, costs, claims, damages and other liabilities which result from the assertion to, or determination of, any taxing or other governmental or quasi-governmental entity, that any employee, consultant or other personnel of Manager performing services under or in connection with this Agreement is an employee of Owner.

Metro Storage LLC		Company	SELF STORAGE GROUP II, LLC
Signature:	/s/ Martin J. Gallagher	Signature:	/s/ Mark C. Winmill
Printed Name:	Martin J. Gallagher	Printed Name:	Mark C. Winmill
Title:	President & COO	Title:	President
Date:	12/5/2012	Date:	12/5/2012
Address	13528 Boulton Blvd	Address:	11 Hanover Square
	Lake Forest, IL 60045		New York, NY 10005

EXHIBIT A

DESCRIPTION OF STORE(S)

2255 Buffalo Road, Gates, New York
454 Units; 50,010 RSF

EXHIBIT B

CURRENT RENTAL AGREEMENT

{INSERT RENTAL AGREEMENT FROM STATE IN WHICH PROPERTY IS LOCATED}}

EXHIBIT C

MULTI-PROPERTY EXPENSE ALLOCATION (Last Revised 6/12)

EXPENSE CATEGORY	Type of Allocation
UTILITIES
Electrical Office & Site	Direct expense
Telephone - Local	Direct expense
Telephone - Long Distance	Direct expense
Sewer/Water	Direct expense

CONTRACT SERVICES
Snow Removal	Direct expense
Landscaping	Direct expense
Exterminating	Direct expense
Scavenger	Direct expense
Other Contract Services	Direct expense
Information Technology	Direct expense
IT - Subscriptions/Maintenance/Support	Direct expense
IT - Telecommunications	Direct expense

REPAIRS AND MAINTENANCE
Repairs & Maintenance	Direct expense

MARKETING
Marketing
Based upon the number of stores participating in a general market.  Typically the allocation is based upon number of stores participating in advertisement (G5 web platform costs and pay-per-click (PPC) advertising campaigns are direct expenses).

Call Center Volume Fee	Direct expense
Telephone Directory	Direct expense if only store participating. Allocation if multiple stores; based upon the property’s RSF in local directories

Web Site Enhancements	Allocation based upon the number of stores receiving benefit from enhancement

MANAGEMENT FEES
Management Fees	Per PMA

OTHER ADMINISTRATIVE EXP.
Postage	Direct expense
Express Mail	Direct expense
Office Expense	Direct expense
Petty Cash	Direct expense
Relocation Costs	Direct expense
Bank Fees	Direct expense
Credit Card Costs	Direct expense
Collection Costs	Direct expense
Other Administrative Expenses	Direct expense
District Manager Expense	Fixed per PMA

SALARIES/RELATED EXPENSES
Salaries - Storage Consultants	Direct expense based upon timesheets charged to store
Salaries - Other	Direct expense based upon timesheets charged to store
Salaries - Indirect Hours	Direct expense based upon timesheets charged to store
Overtime - Storage Consultants	Direct expense based upon timesheets charged to store
Overtime - Other	Direct expense based upon timesheets charged to store
Bonus	Direct expense for store level program: district and state bonus programs are charged across number of stores participating

Payroll Taxes - FICA	Direct expense based upon timesheets charged to store
Payroll Taxes - FUTA/SUTA	Direct expense based upon timesheets charged to store
Health Benefits	Allocation based upon total FTE’s in the company at the end of each month and then allocated out based upon the % of FTE’s assigned to the individual store.
Other Benefits	Same as above
Dental	Same as above

Vision	Same as above
Life Insurance	Same as above
Flexible Spending Account	Same as above
401K	Same as above
Auto Allowance Workers Compensation Insurance
Direct expense based upon timesheets charged to store

Allocation based upon budgeted FTE’s payroll dollars; then trued up for actual payroll expenses at end of policy period.  Typical true up hits Income statements in June of that year.

Temporary Employee services	Direct expense
Payroll Processing Costs	Allocation based upon total FTE’s in the company at the end of each month and then allocated out based upon the % of FTE’s assigned to the individual store.
General - Other	Allocation based upon total FTE’s in the company at the end of each month and then allocated out based upon the % of FTE’s assigned to the individual store.

Timesheet Administration	Allocation based upon total FTE’s in the company at the end of each month and then allocated out based upon the % of FTE’s assigned to the individual store.
Self-Service Recruiting Costs

Allocation based upon total FTE’s in the company at the end of each month and then allocated out based upon the % of FTE’s assigned to the individual store.

Direct for property specific ads; Allocation for corporate global recruiting programs (such as CareerBuilder.com and Monster.com) - the allocation of these programs are based upon the total number of stores operated by the company at the time of payment/benefit.

Training/Education Costs	Direct expense

TAXES, INSURANCE, OTHER, ETC.
Merchandise Purchases	Direct expense
Incident Damages & Claims	Direct expense
Personal Property Tax	Direct expense
License/Permits/Fees/Dues	Direct expense

R/E TAXES & INSURANCE
Insurance
Property	Owner paid
Umbrella	Owner pays for portion of workers comp insurance umbrella and is paid upon budgeted FTE’s
Pollution	Allocation based upon GSF of property
Crime	Allocation based upon budgeted FTE’s

Professional Liability	Not a property expense
EPL	Property pays an allocated portion of EPL based upon budgeted FTE’s or another reasonable allocation method.
Real Estate Taxes	Direct expense

- All operating expenses are proposed within the store’s operating budget and the approved operating budget contains all applicable charges for all Multi-Property Expenses.  The approved operating budget supersedes any conflict with Multi-Property Expense allocations set forth herein.

EXHIBIT D

PART I

ADDITIONAL INSURANCE REQUIREMENTS

Please be advised that Metro Storage LLC is not responsible for any insurance policies for the managed properties.  The following are the required minimum limits that we will allow; however, we are not suggesting that these limits are sufficient for your property.  We recommend that you pursue an environmental liability policy for your property.  Metro Storage LLC is not responsible for any environmental incidents that arise.

COVERAGES                                                                                                            LIMITS

1.  Commercial General Liability                                                                           $1,000,000
2.  Automobile Liability                                                                                              $1,000,000
3.  Umbrella Liability                                                                                                   $2,000,000
4.  Customer Goods Legal Liability                                                                           $1,000,000
5.  Sale & Disposal Legal Liability                                                                           $1,000,000

Lesser limits are permitted on items 1, 2, and 3 if an umbrella or excess liability limit increases coverage to a total of Three Million Dollars ($3,000,000) per occurrence, Three Million Dollars ($3,000,000) aggregate.

ADDITIONAL INSURED WORDING REQUIRED
Additional insureds - Designated Person or Organization”, ISO Form CG 20 26 07 04

To read as follows:

Additional Insured Endorsement:

Name of Person or Organization:

Metro Storage LLC, its directors, officers, agents, and employees and any entity managed by Metro Storage LLC and that entity’s directors, officers, partners, principal, agents and employees.

OTHER INSURANCE CLAUSE WORDING
The Other Insurance clause of the general liability and automobile liability policies must indicate the coverage is primary and will not be in addition to or contribute with any insurance carried by the additional insured.

CERTIFICATES OF INSURANCE
The Certificate of Insurance shall contain the following:
1.) Evidence of the coverage’s and limits required.
2.) Reference in the “Description of Operations” box to “work performed under contract with the certificate holder without restriction as to location.
3.) Copy of the following endorsements:
a) Additional insured endorsements

b) Other insurance clause wording

c) Other endorsement limiting required coverage’s beyond the “standard policy” wording.

NON-COMPLIANCE WITH INSURANCE REQUIREMENTS
If your insurance or certificates do not fulfill our requirements, you must seek approval in writing from the Manager.  If the endorsement has not been prepared by the insurance company, the certificate shall have attached to it sample forms.

EXHIBIT D

PART II

SUMMARY OF INSURANCE REQUIREMENTS

COVERAGES AND LIMITS REQUIRED OF MANAGER

COVERAGES                                                                           LIMITS

1.  Workers Compensation                                                     Statutory
2.  Employers Liability                                                              $   500,000
3.  General Liability                                                                  $1,000,000
4.  Automobile Liability                                                            $1,000,000
5.  Umbrella Liability                                                                $1,000,000
6.  Errors and Omission and Director’s                                $   500,000
and Officer’s Insurance

Lesser limits are permitted on items 2, 3, and 4 if an umbrella or excess liability limit increases coverage to a total of Three Million Dollars ($3,000,000) per occurrence, Three Million Dollars ($3,000,000) aggregate.

EXHIBIT E

TRAVEL POLICY

CORPORATE TRAVEL POLICY Updated January 2010

Outlined below are the Company’s travel policy guidelines. Please manage your travel plans accordingly. The Company has put these travel guidelines in effect to ensure travel costs are consistent, manageable, and reasonably priced throughout the organization.  In the event circumstances dictate that a business trip can’t be scheduled in accordance with these guidelines approval must be obtained in writing from your supervisor prior to booking your travel.

Scheduling Air Travel:
▪	Book flights at least a week in advance to ensure standard pricing.
▪	All Employees must travel Economy Class, but may use air mile credits to upgrade.
▪
 Utilization of an on-line travel website such as Travelocity or Expedia is recommended to identify the best pricing of all major carriers. The Company doesn’t authorize the use of traditional Travel Agencies and will not reimburse for any fees charged by traditional agencies.

▪
 The Employee is encouraged to schedule non-stop, direct flights to minimize travel delays and should choose the lowest fare from a major carrier to your destination (subject to reasonable departure and return flight schedule availability).

▪	Total airfare for one round trip ticket should not exceed $600.

Hotel Booking:
▪	Book your hotel room as soon as you are aware of your need for travel but at least a week in advance to ensure standard pricing.
▪	Approved hotel chains include Marriott Courtyard, Fairfield Inns or comparable chain. Employee must reserve the lowest priced room available within the approved hotel chains.

Car Rental:
▪	Book your Car Rental as soon as you are aware of your need for travel but at least a week in advance to ensure standard pricing.
▪	A standard sized vehicle should be rented unless a larger group is traveling together.
▪	Utilize the most efficient gas purchasing option as possible based on your mileage expectations for the trip.
▪	When renting a vehicle don’t elect to purchase the insurance option, the companies corporate insurance policy covers car rentals.

Daily Meal Allowance:
▪	Up to $30.00 per day for meal allowance.

Mileage Reimbursement and Tolls:
▪	When using your own vehicle for business you will be reimbursed on a per mile basis based on the IRS recommended mileage rate.
▪	Tolls will be reimbursed.

Monthly Expense Reports:
▪
 It is the employee’s responsibility to maintain proper travel records and receipts and to properly document which Stores were visited and for what purpose in order to allocate the travel expense to the appropriate entity or 3rd Party Store.

▪	If travel expense receipts are not provided by the employee, then the employee may be required to reimburse the company for the undocumented expense.

EXHIBIT F

CURRENT HOURLY BILLING RATES

Principal                                                                           $250.00
President                                                                           $200.00
EVP/CFO                                                                           $175.00
Vice President of Business Development                    $150.00
Construction Manager/IT Manager                              $100.00
District Manager/Corporate Trainer                            $  85.00
Accountant/Administration                                             $  50.00